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                     March 23, 2023

       James N. Hauslein
       Chief Executive Officer
       Jupiter Acquisition Corporation
       11450 SE Dixie Hwy, Suite 105
       Hobe Sound, FL 33455

                                                        Re: Jupiter Acquisition
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 13,
2023
                                                            File No. 001-39505

       Dear James N. Hauslein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Brian N. Wheaton